For Immediate Release
May 24, 2000

                   MEDIX RESOURCES SITE GROWING IN POPULARITY

Medix Resources, Inc. (MXR) announced today that its recently launched medical code information site (www.medicodes.com) is growing in popularity. The site currently experiences approximately 200,000 unique requests per month by physician offices. The utilities provided on the site enable physicians and office administrators to search for UPIN numbers, HCPCs codes, ICD9 diagnosis codes, as well as other data tables required for medical reimbursement and clinical administration. The site allows the healthcare provider to review data on the website or to download portions of the data for import into their healthcare management information systems. Medix plans to incorporate these utilities into its next-generation transaction processing platform which it expects to launch later this year.

John R. Prufeta, President and CEO of Medix said, "Medicodes.com is a key example of the high value-added services that we are rolling out to serve mainstream physician community. Medix is absolutely committed to providing physicians with meaningful, practical tools to improve cash flow, as well as reduce administrative expense and improve outcomes. We will continue to differentiate ourselves in the marketplace with the aggressive deployment of comparable highly innovative services and solutions."

David Pfeil, President and COO of Medix subsidiary Cymedix Lynx stated, "The database management systems and reporting tools developed for the Medicodes.com site are being utilized in the Cymedix.com thin-client and ASP applications. The security systems, electronic signatures, and locked-document technology being deployed on e-commerce sites developed by our technology team are being applied to the Cymedix.com products as well."

Medix Resources, through its wholly owned subsidiary Cymedix Lynx Corporation, offers Cymedix.com, a suite of fully-secure, patented Internet communications software products, to the healthcare industry. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling 800/326-8773.

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Information in this press release contains forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its software products, the effectiveness and the marketability of those products, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-KSB for 1999, which was filed with the Securities and Exchange Commission on March 30, 2000. This information is available from the SEC or the Company.



Contacts:         General and Press Inquiries    Investor Inquiries
                  ---------------------------    ------------------
                  Michael Knepper                Josh Golomb
                  Medix Resources, Inc.          SmallCaps Online Communications
                  212/697-7207                   212/554-4158